MALLINCKRODT PHARMACEUTICALS
SEVERANCE PLAN FOR U.S. OFFICERS AND EXECUTIVES

Amended July 20, 2020

ARTICLE I
PURPOSE, INTENT AND TERM OF PLAN
Section 1.01 Purpose and Intent of the Plan. The purpose of the Plan is to make available to Eligible Employees certain compensation and benefits in the event that such employee’s employment with the Company or a Subsidiary is terminated under the circumstances, and subject to the conditions, described herein. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the requirements of a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, the Plan’s benefits are not deferred compensation, and no employee shall have a vested right to benefits provided by the Plan. The terms of the Plan are intended to, and shall be interpreted so as to, comply in all respects with the provisions of Code Section 409A and the regulations and rulings promulgated thereunder.
Section 1.02 Term of the Plan. The Plan shall be effective as of the Effective Date and shall supersede any prior plan, program or policy under which the Company or any Subsidiary provided severance benefits before the Effective Date. The Plan shall continue until terminated pursuant to the provisions set forth herein.
Section 1.03 Adoption of the Plan and Restatement. The Plan was originally adopted effective April 1, 2013. With respect to an Eligible Employees of the Company or any Subsidiary who incurs a Separation from Service on or after the Effective Date, the terms of this restated Plan document shall apply.

ARTICLE II
DEFINITIONS
Section 2.01 “Alternative Position” shall mean a position with the Company or any Subsidiary that:
(a)is not more than 50 miles each way from the location in which the Eligible Employee worked, and in the position such employee held, immediately before experiencing any job-related change (this mileage limitation shall apply only to jobs substantially performed in a single, fixed Company or Subsidiary operated and maintained location and shall not apply to any job that requires extensive travel or that is performed offsite regularly); and
(b)provides the Eligible Employee with pay and benefits (not including perquisites or long-term incentive compensation) that are, in the aggregate, comparable to the pay and benefits of the position such employee held immediately before experiencing any job-related change.
The Plan Administrator has the exclusive discretionary authority to determine whether a position is an Alternative Position.
Section 2.02 “Average Annual Bonus” shall mean the average of the actual bonuses paid (excluding any amounts paid pursuant to the 2020 Key Employee Incentive Program that were attributable to the component of the award intended to replace a Participant’s previously approved target long-term equity incentive opportunity) to the respective Participant pursuant to The Mallinckrodt Annual Incentive Plan, the Global Bonus Plan, and/or the 2020 Key Employee Incentive Program (except as expressly excluded above) that during the three Company fiscal years that immediately precede the Participant’s Separation from Service Date. If the Participant was not employed by the Company or a Subsidiary for a period during which such Participant was paid three full annual bonuses prior to the Participant’s Termination Date, the Average Annual Bonus shall be calculated by dividing the total of the actual bonuses paid (subject to the exclusions noted above) to the Participant by the number of full months worked by the Participant during the years for which such actual bonuses were paid, and multiplied by twelve.
Section 2.03 “Base Salary” shall mean an amount equal to the Participant’s annual base salary, excluding bonus and incentive compensation, in effect as of the Participant’s Termination Date, divided by twelve (12). For Participants who are eligible for the Mallinckrodt Sales Incentive Compensation Plan (“SICP”) as of the Termination Date, Base Salary shall mean an amount equal to the Participant’s annual base salary plus eighty five percent (85%) of Participant’s target annual incentive compensation under the SICP (exclusive of any compensation earned for special awards or one-time bonuses), divided by twelve (12). Except as specifically described in this Section 2.03, Base Salary shall not include any compensation other than the Participant’s annual base salary.
Section 2.04 “Board” shall mean the Board of Directors of Mallinckrodt plc.
Section 2.05 “Cause” shall mean an Employee’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job at a satisfactory level as required by the Company or Subsidiary, other than due to Permanent Disability, (ii) a material violation of any fiduciary duty or duty of loyalty owed to the Company or Subsidiary, (iii) conviction of a misdemeanor (other than a traffic offense) or felony, (iv) fraud, embezzlement or theft, (v) violation of a material Company or Subsidiary rule or policy, (vi) unauthorized disclosure of any trade secret or confidential information of the Company or Subsidiary or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company or Subsidiary and its employees. The Plan Administrator, in its sole and absolute discretion, shall determine whether Cause exists.
Section 2.06 “Claim” shall refer to a written claim for Severance Benefits filed with the Plan Administrator pursuant to Article IX.
Section 2.07 “Claimant” shall mean an Eligible Employee who has experienced a termination of employment (or the beneficiary of such an Eligible Employee) and has asserted a right to Severance Benefits under the Plan.
Section 2.08 “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

Section 2.09 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Section 2.10 “Committee” shall mean the Human Resources and Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.
Section 2.11 “Company” shall mean MEH, Inc., a Nevada corporation, and any entity that succeeds to the business or assumes the obligations of MEH, Inc. with respect to the Plan.
Section 2.12 “Effective Date” shall mean July 20, 2020.
Section 2.13 “Eligible Employee” shall mean an Employee who is an Officer or is classified in job bands 0, 1 or 2 and who is not covered under any other severance plan, program, benefit, agreement or arrangement sponsored by the Company or any Subsidiary. If there is any question as to whether an Employee is an Eligible Employee or the level of severance benefits to which an Eligible Employee is entitled, the Plan Administrator shall make the determination in its sole discretion.
Section 2.14 “Employee” shall mean an individual who is a common law employee of the Company or a Subsidiary; provided, however, that “Employee” shall mean an individual considered by the Company or a Subsidiary to be a common law employee on the Company’s or Subsidiary’s United States payroll as evidenced by payroll records; and, in either case, shall not include any person providing services to the Company or any Subsidiary through a temporary service or on a leased basis or who is hired by the Company or any Subsidiary as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding United States federal income or employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental agency determination or judicial holding relating to such status or tax withholding. Notwithstanding the above, in the event that Code Section 409A applies to any payments made hereunder, subsection (d) of the definition of “Subsidiary” shall apply solely with respect to any payments that are subject to Code Section 409A.
Section 2.15 “Employer” shall mean the Company or, if applicable, the Subsidiary that employs the Eligible Employee.
Section 2.16 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
Section 2.17 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
Section 2.18 “Involuntary Termination” shall mean an Employer-initiated Separation from Service of a Participant for any reason other than Cause, Permanent Disability or death, as provided under and subject to the conditions of Article III.
Section 2.19 “Key Employee” shall mean an Eligible Employee who is a “specified employee” under Code Section 409A, as determined by the Company or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Company or its delegate in accordance with the provisions of Code Section 409A and the regulations promulgated thereunder.
Section 2.20 “Named Appeals Fiduciary” shall mean the person or persons named as such in accordance with the provisions of Section 9.04.
Section 2.21 “Officer” shall mean any individual who is an officer, as such term is defined pursuant to Rule 16a-1(f) as promulgated under the Exchange Act, of Mallinckrodt plc. For purposes of this definition, Officer shall also mean any officer of any subsidiary of Mallinckrodt plc who performs policy making functions, within the context of Rule 16a-1(f).
Section 2.22 “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for Severance Benefits.

Section 2.23 “Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under (a) the Employer’s long-term disability plan or (b) the Social Security law then in effect.
Section 2.24 “Plan” means the Mallinckrodt Pharmaceuticals Severance Plan for U.S. Officers and Executives as set forth herein, and as the same may from time to time be amended.
Section 2.25 “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator, the Plan Administrator shall be the Chief Human Resources Officer of Mallinckrodt plc; provided, however, that subject to and contingent upon the Separation and effective upon the Separation, if no individual is appointed by the Committee to serve as the Plan Administrator, the Plan Administrator shall be the Chief Human Resources Officer of Mallinckrodt plc. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate (who shall not be the Plan Administrator) shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Section 2.26 “Postponement Period” shall mean, for a Key Employee, the period of six (6) months after such Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A).
Section 2.27 “Release” shall mean a written agreement, in substance and form suitable to the Company, by which a Participant agrees to waive and release the Company and any and all Subsidiaries from all legal claims the Participant may have against the Company and any and all Subsidiaries in exchange for Severance Benefits. The Release shall include the Participant’s written agreement to confidentiality, non-solicitation, non-disparagement and, where applicable, non-competition provisions. To be effective, the Release must be signed and returned to the Company within the timeframe set forth in the Release, but no later than sixty (60) days following the Participant’s Separation from Service Date, and it may not be revoked during any applicable revocation period that may be permitted by the Release or applicable law. Releases are not required to be identical amongst Participants.
Section 2.28 “Salary Continuation Benefits” shall mean the payments described in Sections 4.01(b), 4.01(c)(ii) and 4.01(d).
Section 2.29 “Separation from Service” shall mean “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings promulgated thereunder.
Section 2.30 “Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.
Section 2.31 “Severance Benefits” shall mean the payments and other benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.
Section 2.32 “Severance Multiplier” shall mean the number of months for which a portion of the Severance Benefit providing salary replacement benefits is calculated, as set forth in the Appendix.
Section 2.33 “Subsidiary” shall mean (a) a subsidiary company (wherever incorporated) of Mallinckrodt plc, as defined by Section 7 of the Companies Act 2014 of Ireland; (b) any separately organized business unit, whether or not incorporated, of Mallinckrodt plc; (c) any employer that is required to be aggregated with the Company pursuant to Code Section 414 and the regulations promulgated thereunder; and (d) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Sections 1.409A-1(b)(5)(iii)(E) and 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control. For purposes of the Plan, Subsidiary shall include, but not be limited to, Mallinckrodt Enterprises LLC and ST Shared Services LLC.
Section 2.34 “Termination Date” shall mean the date on which the active employment of the Participant by the Employer ceases by reason of an Involuntary Termination.
Section 2.35 “Voluntary Termination” shall mean any Separation from Service due to a termination of employment that is not initiated by the Employer.

ARTICLE III
PARTICIPATION AND ELIGIBILITY FOR BENEFITS
Section 3.01 Participation. Each Eligible Employee in the Plan who experiences an Involuntary Termination and who satisfies all of the conditions of Section 3.02 shall be eligible to receive Severance Benefits. An Eligible Employee shall not be eligible to receive any other benefits from the Company or any Subsidiary on account of an Involuntary Termination, unless otherwise provided in the Plan.
Section 3.02 Conditions.
(a)Eligibility for any Severance Benefits is expressly conditioned upon the Eligible Employee’s execution of the Release within the timeframe set forth in the Release, but no later than sixty (60) days following such employee’s Separation from Service Date, including the Eligible Employee’s written acceptance of, and written agreement to comply with, the confidentiality, non-solicitation, non-disparagement and non-competition provisions set forth in the Release. To the extent permitted in Section 4.04, eligibility for any Severance Benefits also is expressly conditioned upon the Eligible Employee’s written agreement that authorizes the deduction of amounts owed to the Employer prior to the payment of any Severance Benefits (or in accordance with any other schedule as the Plan Administrator may, in its sole discretion, determine to be appropriate). If the Plan Administrator determines, in its sole discretion, that the Participant has not fully complied with any of the terms of the Release, the Plan Administrator may, to the extent consistent with the terms of any Release, deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Plan. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days after the date the written notice is sent. Any remedy under this Section 3.02(a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.
(b)An Eligible Employee will not be eligible to receive Severance Benefits under any of the following circumstances:
(i) A Voluntary Termination by the Eligible Employee (unless the selection criteria for an Employer-established exit program permit the Eligible Employee to terminate employment voluntarily in exchange for participation in such program, the Employer provides the Eligible Employee with written acceptance of his or her request to participate in that program and the Eligible Employee satisfies all relevant conditions for participation in such program);
(ii) The Eligible Employee resigns during any time period when the Employer otherwise would retain the Eligible Employee’s services;
(iii) The Eligible Employee’s employment is terminated for Cause;
(iv) The Eligible Employee’s employment terminates due to the Eligible Employee’s death or Permanent Disability;
(v) The Eligible Employee does not return to work within the time frame required following an approved leave of absence;
(vi) The Eligible Employee does not satisfy the conditions for Severance Benefits set forth in Section 3.02(a);
(vii) The Eligible Employee continues in employment with the Employer in any position or has the opportunity to continue in employment in the same or in an Alternative Position with the Company or any Subsidiary;
(viii) The Eligible Employee’s employment with the Employer terminates as a result of a sale of stock or assets of the Employer, merger, consolidation, joint venture or a sale, divestiture or outsourcing of a business unit or function, or other transaction, and the Eligible Employee accepts employment, or has the opportunity to continue employment (without regard to whether the offer of employment is for an Alternative

Position), with the purchaser, joint venture or other acquiring or outsourcing entity or a related entity of either the Employer or the acquiring entity. The payment of Severance Benefits in the circumstances described in this subsection 3.02(b)(viii) would result in a windfall to the Eligible Employee, which is not the intention of the Plan; or
(ix) The Eligible Employee fails to timely execute, or executes but timely revokes acceptance of, the Release.
(c)The Plan Administrator has the sole discretion to determine an Eligible Employee’s eligibility to receive Severance Benefits.
(d)An Eligible Employee who returns from approved military leave and meets the following three conditions will be eligible for Severance Benefits: (i) the Eligible Employee is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act; (ii) the Eligible Employee’s pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. The Severance Benefits provided to a Participant returning from military leave will be calculated as if the Participant had remained continuously employed from the date on which military leave commenced. An Eligible Employee who returns from approved military leave also must satisfy any other relevant conditions for payment set forth in this Article III, including execution of the Release.

ARTICLE IV
DETERMINATION OF SEVERANCE BENEFITS
Section 4.01 Amount of Severance Benefits Upon Involuntary Termination. The Severance Benefits to be provided to a Participant shall be as follows:
(a)Notice Pay. Each Eligible Employee who is eligible for Severance Benefits shall receive Notice Pay (or pay in lieu of notice, as applicable) without regard to whether the Eligible Employee receives Severance Benefits. Unless otherwise provided herein, Notice Pay means the continued payment of a pro-rata portion of the Eligible Employee’s annual base salary (excluding bonus and incentive compensation and incentive compensation under the SICP) during the thirty (30) calendar-day period which begins the day immediately after the date the Employer informs the Eligible Employee of his or her Involuntary Termination (“Notice Period”). If the Employer determines that an Eligible Employee’s Termination Date shall be before the expiration of such employee’s Notice Period, the Employer shall provide to the Eligible Employee pay in lieu of notice, which shall equal the pro-rata portion of the Eligible Employee’s annual base salary (excluding bonus and incentive compensation and Sales-Based Compensation) applicable to the period beginning on the day after the employee’s Termination Date and ending on the last day of the Notice Period. Pay in lieu of notice shall be paid to the Eligible Employee in a single lump sum payment (net of deductions and tax withholdings, as applicable) no later than the second regular Employer pay period that occurs after the Eligible Employee’s Termination Date. Notice Pay (or pay in lieu of notice, as applicable) shall be in addition to, and shall not be offset against, any Severance Benefits an Eligible Employee may receive pursuant to the Plan. However, Notice Pay shall run concurrently with, and not in addition to, any notice period required under local, state or federal law. An Eligible Employee who fails to timely execute, or who executes but timely revokes acceptance of, the Release shall not be entitled to Severance Benefits hereunder and shall only be eligible to receive Notice Pay (or pay in lieu of notice, as applicable). Unless otherwise permitted by the applicable plan document or as specifically required by applicable law, an Eligible Employee with a Termination Date that occurs before expiration of the applicable Notice Period shall not be eligible to apply for short- or long-term disability or workers’ compensation benefits in connection with any injury that occurs or disability that arises after such employee’s Termination Date.
(b)Base Salary Payment. A Participant shall receive a single lump sum payment equal to his or her Base Salary multiplied by the Severance Multiplier, as set forth in the Appendix, net of deductions and tax withholdings, as applicable. Such cash payment shall be made no earlier than the end of the applicable revocation period described in the definition of Release and no later than the March 15th of the calendar year following the calendar year in which the Participant’s Separation from Service Date occurs. If the Participant was not employed with the Company or any Subsidiary for at least one full year prior to the Termination Date, Participant’s Severance Multiplier shall be reduced by 50%.
(c)Bonus.
(i) Participants may be eligible for a cash payment under applicable annual bonus plans equal to such Participant’s pro-rated annual bonus for the plan period in which the Participant’s Separation from Service Date occurs, subject to the discretion of the Company and to the extent provided in the applicable plan. Participants who are not Officers shall receive the pro-rated bonus at target percentage and the bonus will be paid no earlier than the end of the applicable revocation period.
(ii) If Participant was employed by the Company or any Subsidiary for at least one full year prior to the Termination Date, the Participant shall also receive a single lump sum payment that is equal to the amount set forth in the Annual Bonus Severance Payment Schedule in the Appendix (the “Annual Bonus Severance Payment”), net of deductions and tax withholdings, as applicable. The Annual Bonus Severance Payment shall be paid in cash to the Participant no earlier than the end of the applicable revocation period described in the definition of Release and no later than the March 15th of the calendar year following the calendar year in which the Participant’s Separation from Service Date occurs.
(d)Medical, Dental and Health Care Reimbursement Account Benefits. The Participant (and his/her spouse, domestic partner or child(ren), as applicable) shall be eligible for continued coverage under the

Company’s medical and dental plans as required by and pursuant to COBRA. The Company shall provide COBRA coverage only if such coverage is timely elected by the Participant or other qualified beneficiary (as defined by COBRA). In addition, if the Participant is enrolled in medical, dental and/or coverage as of the Termination Date, the Participant shall receive a single lump sum payment equal to the Employer COBRA Premium multiplied by the Severance Multiplier (which shall not exceed 18 for purposes of this subsection), net of deductions and tax withholdings, as applicable, regardless of whether the Participant timely elects COBRA coverage. The Employer COBRA Premium shall be an amount equal to the difference between (1) the monthly applicable COBRA premium in effect on the Separation from Service Date for the medical, dental, vision and EAP plan options in which the Participant (and his/her spouse, domestic partner or child(ren), as applicable) is enrolled on such date, and (2) the monthly premium paid for such coverage(s) by the Participant as of the Separation from Service Date. Such cash payment shall be made no earlier than the end of the applicable revocation period described in the definition of Release and no later than the March 15th of the calendar year following the calendar year in which the Participant’s Separation from Service Date occurs. COBRA coverage will cease upon the earlier of (i) the expiration of the maximum period required under COBRA; (ii) the Participant’s failure to pay the required premium within the applicable time period; (iii) the Participant’s termination of COBRA coverage; or (iv) the occurrence of an event that, pursuant to COBRA, permits the earlier termination of COBRA coverage.
(e)Equity Awards. Except as otherwise provided in Section 4.01(e)(i) through (iii) below, all equity awards of Mallinckrodt plc ordinary shares that are held by the Participant as of his or her Separation from Service Date shall be treated in accordance with the terms and conditions of the applicable plan and award agreement under which such awards were granted.
(i) Stock Options. All stock options held by the Participant as of such Participant’s Separation from Service Date which would have vested and become exercisable during the twelve (12) month period occurring immediately after the Participant’s Separation from Service Date shall accelerate and become immediately vested and exercisable on such Participant’s Separation from Service Date, unless the applicable option agreement provides for more favorable vesting treatment. All outstanding stock options held by the Participant that are vested and exercisable as of the Participant’s Separation from Service Date (including options that vest and become exercisable pursuant to the provisions of this Section 4.01(e)(i) or Section 4.01(e)(iii) below in the case of Normal Retirement) shall be exercisable for the greater of (A) the period set forth in applicable option agreement, or (B) twelve (12) months after the Participant’s Separation from Service Date. In no event, however, shall an option be exercisable beyond its original expiration date. If the Participant dies, the terms and conditions of the applicable option agreement shall govern.
(ii) Restricted Stock, Restricted Units and Performance Units. All unvested restricted stock and restricted units held by the Participant as of such Participant’s Separation from Service Date which would have vested during the twelve (12) month period occurring immediately after the Participant’s Separation from Service Date shall accelerate and become immediately vested on such Participant’s Separation from Service Date, unless the applicable equity agreement provides for more favorable vesting treatment. All other unvested restricted stock and restricted units held by a Participant as of such Participant’s Separation from Service Date shall be forfeited as of the Participant’s Separation from Service Date. All unvested performance units held by the Participant as of such Participant’s Separation from Service Date which would have vested during the twelve (12) month period occurring immediately after the Participant’s Separation from Service Date shall vest at the completion of the performance period, and shall be awarded based on certified performance results. All other performance units held by a Participant as of such Participant’s Separation from Service Date shall be forfeited as of the Participant’s Separation from Service Date.
(iii) Early Retirement and Normal Retirement Eligible Participants. Notwithstanding the provisions of Section 4.01(e)(i) and (ii), if a Participant who signs a Release and receives Severance Benefits hereunder would satisfy the requirements for Early Retirement or Normal Retirement (as such terms are defined in the applicable award agreement) set forth in a non-qualified stock option, restricted unit or performance unit award agreement over Mallinckrodt plc ordinary shares at any time during the period following the Participant’s Separation from Service Date represented by the Severance Multiplier solely by reason of attaining the requisite age set forth in the applicable award agreement during such period, then all such non-qualified stock option, restricted unit and performance unit awards shall vest in accordance with the terms and conditions of the applicable award agreement by treating such Participant as if such Participant had satisfied the age and service requirement for Early Retirement or Normal Retirement, as applicable, under the applicable award agreement on the Participant’s Separation from Service Date; provided, however that, solely with respect to non-qualified stock options, if Section 4.01(e)(i) provides more favorable treatment than this Section 4.01(e)(iii) (as would be the case if Early Retirement treatment applied), the more favorable provision shall apply. If the Participant dies, the terms and conditions of the applicable award agreement shall govern.
(f)Outplacement Services. The Employer may, in its sole and absolute discretion, pay the cost of outplacement services for the Participant at the outplacement agency that the Employer regularly uses for such purpose; provided, however, that the period of outplacement shall not exceed twelve (12) months after the Participant's Separation from Service Date or, if earlier, the date of the Participant’s death.
Section 4.02 Voluntary Termination; Termination for Death or Permanent Disability. If the Eligible Employee’s employment terminates on account of (a) the Eligible Employee’s Voluntary Termination, (b) death or (c) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s benefit plans and policies in effect at the time of such termination of employment.
Section 4.03 Termination for Cause. If any Eligible Employee’s employment terminates on account of termination by the Employer for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are required to be provided to the Eligible Employee by applicable law. Notwithstanding any other provision of the Plan to the contrary, if the Plan Administrator in its sole discretion determines, at any point during the period following the Separation from Service Date equal to the Severance Multiplier, that a Participant engaged in conduct that constitutes Cause, any Severance Benefits payable to the Participant shall cease immediately, and the Participant shall be required to return to the Employer any Severance Benefits that were provided to the Participant before such determination. The Employer may withhold providing Severance Benefits pending resolution of an inquiry that could lead to a finding that an Eligible Employee engaged in conduct that constitutes Cause. Any such Severance Benefit that is withheld and subsequently is determined to be due shall be provided to the Participant within ninety (90) days after the date of the final and binding resolution.
Section 4.04 Reduction of Severance Benefits. With respect to amounts paid under the Plan that are not subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Employer by the Eligible Employee or for the value of any Employer property that the Eligible Employee improperly retains and fails to return to the Employer. With respect to amounts paid under the Plan that are subject to Code Section 409A and the regulations promulgated thereunder, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company and/or the Employer by the Eligible Employee or the value of Employer property that the Eligible Employee has retained; provided, however, that such deductions cannot exceed $5,000 in the aggregate in any Employer fiscal year.

ARTICLE V
METHOD AND DURATION OF SEVERANCE BENEFIT PAYMENTS
Section 5.01 Method of Payment. Subject to Section 5.03, the Severance Benefits to which a Participant is entitled, as determined pursuant to Section 4.01, shall be paid by the Employer in accordance with the provisions of Section 4.01; provided, however, that the pro-rated annual bonus payable to the Participant pursuant to Section 4.01(c)(i) shall be paid at such time and in such manner as set forth in the applicable annual incentive bonus plan and that COBRA coverage under Section 4.01(d) shall be provided or paid in accordance with the provisions of that subsection. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be mailed to the last address provided by the Participant to the Employer or made by such other reasonable method as determined by the Plan Administrator. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of a Participant’s death prior to the completion of all payments to which a Participant is entitled, the remaining payments shall be paid to the Participant’s estate in a single, lump-sum payment within sixty (60) days following the date the Company receives notice of the Participant’s death.
Section 5.02 Other Arrangements. The Severance Benefits under this Plan are not additive or cumulative to severance or termination benefits that a Participant might also be entitled to receive under the terms of a written employment agreement, a severance agreement or any other arrangement with the Employer. Notwithstanding any other provision of this Plan, any Eligible Employee who is a party to an employment agreement with the Employer pursuant to which such Eligible Employee is entitled to severance benefits shall be ineligible to participate in the Plan. With respect to those Eligible Employees who are eligible for severance or other payments resulting from a termination of employment under a plan or arrangement other than this Plan, as a condition of receiving Severance Benefits under this Plan, the Plan Administrator, in its sole discretion, must determine that the Eligible Employee is eligible under this Plan and the Eligible Employee must expressly agree that this Plan supersedes all prior agreements, and sets forth the full and complete benefits to which the Eligible Employee is entitled upon an Involuntary Termination.
Section 5.03 Code Section 409A
(a) Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, no Salary Continuation Benefits shall be paid to a Participant who is a Key Employee during the Postponement Period. If the previous sentence applies, then the payment of Salary Continuation Benefits shall commence after expiration of the applicable Postponement Period and any amounts that would have been paid during the Postponement Period but for the previous sentence shall be paid in a single, lump-sum within thirty (30) days after the end of such Postponement Period. If the Participant dies during the Postponement Period, however, amounts withheld pursuant to this Section 5.03(a) shall be paid to the Participant’s estate no later than the earlier of sixty (60) days after the date the Company receives notice of the Participant’s death or thirty (30) days after the end of the Postponement Period.
(b) This Plan is intended to provide certain benefits that meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A and the regulations promulgated thereunder. Notwithstanding any other provision of the Plan to the contrary, if required by Code Section 409A, payments may be made under this Plan only upon an event and in a manner permitted by Code Section 409A. For purposes of Code Section 409A, each individual payment that constitutes part of the Salary Continuation Benefits shall be treated as a separate payment from any other such payment. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement, or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under the Plan.

Section 5.04 Termination of Eligibility for Benefits.
(a) All Eligible Employees shall cease to be eligible to participate in the Plan, and all Severance Benefits payable to a Participant shall cease upon the occurrence of the earlier of:
(i) Subject to Article VII, termination or modification of the Plan; or
(ii) Completion of the provision of Severance Benefits to the Participant.
(b) Notwithstanding any other provision of the Plan to the contrary, the Company shall have the right to cease all Severance Benefits (except as otherwise required by law) and to recover any payments previously made to the Participant if:
(i) the Participant, at any time, breaches the Participant’s undertakings under the terms of the Plan;
(ii) the Participant fails to comply with the terms of the Release the Participant executed to obtain Severance Benefits or fails to comply with any confidentiality, non-solicitation, non-disparagement or non-competition covenant applicable to the Participant; or
(iii) the Company becomes aware of any circumstances that would have justified termination of the Participant’s employment for Cause.

ARTICLE VI
THE PLAN ADMINISTRATOR
Section 6.01 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Employer, to administer the Plan. The Plan Administrator shall have the full and absolute power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon all parties, subject only to the Claims Procedure as defined in Article IX, and may not be overturned unless found by a court to be arbitrary and capricious. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
Section 6.02 Compensation of the Plan Administrator. The Plan Administrator shall receive no compensation for services as such. However, all reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties pursuant to Section 143 of the Articles of Association of Mallinckrodt plc, as the same may from time to time be amended, or otherwise pursuant to such other policy or agreement as may apply to the Plan Administrator.
Section 6.03 Records, Reporting and Disclosure. The Plan Administrator or its delegate shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours, except that a Participant shall be entitled to examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code and every other relevant statute, each as amended, and all regulations promulgated thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes and other amounts that may be similarly reportable).

ARTICLE VII
AMENDMENT, TERMINATION AND DURATION
Section 7.01 Amendment, Suspension and Termination. Except as otherwise provided in this Section 7.01, the Board, by action of the Committee, shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed the Release (and has not revoked his or her agreement to the Release). Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A and the regulations and rulings promulgated thereunder, securities, tax, or other laws, rules, regulations or regulatory interpretation thereof, applicable to the Plan.
Notwithstanding the foregoing, this Plan may not be terminated, suspended or be amended in any material respect during the period beginning 60 days prior to a Change in Control and ending two years after a Change in Control. For purposes of this Section 7.01, Change in Control means the first to occur of any of the following events: (i) any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act, excluding for this purpose, (A) the Company or any Subsidiary or (B) any employee benefit plan of the Company or any Subsidiary (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; (ii) persons who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person's election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director, (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Section 7.02 Duration. The Plan shall continue in full force and effect until its termination; provided, however, that after the Plan’s termination, if Participants who experienced an Involuntary Termination before the Plan terminates are receiving Severance Benefits, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participants.

ARTICLE VIII
DUTIES OF THE COMPANY AND THE COMMITTEE
Section 8.01 Records. The Company or Subsidiary, as applicable, shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.
Section 8.02 Payment. The provision of Severance Benefits to Participants shall be made from the Company’s or any Subsidiary’s general assets, in accordance with the terms of the Plan.
Section 8.03 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee or the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator shall be final and binding on the Eligible Employee, the Eligible Employee’s beneficiaries and any other person having or claiming an interest under the Plan on behalf of an Eligible Employee.

ARTICLE IX
CLAIMS PROCEDURES
Section 9.01 Claim. If a person asserts a right to, but does not receive, a benefit under the Plan, such person or such person’s authorized representative shall, within thirty (30) days following the person’s Termination Date, file with the Plan Administrator a written claim for such benefit. Claims not timely filed shall be barred. A Participant under this Plan may contest only the administration of the Severance Benefits awarded. To request such review, a Participant shall complete and file with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. Except as set forth herein, no appeal is permissible as to a person’s eligibility for or amount of the Severance Benefits, which decisions are made solely within the discretion of the Plan Administrator. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. If an Eligible Employee or Participant or other interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedures set forth in this Article IX. Facts and evidence that become known to the terminated Eligible Employee or Participant or other interested person after such person has exhausted the claims procedures set forth in this Article IX must be brought to the attention of the Plan Administrator for reconsideration by the Plan Administrator. Any issue that is not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.
Section 9.02 Initial Claim. Before the date on which payment of Severance Benefits commences, each Claim must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any Claim relating to the administration of Severance Benefits is denied in whole or in part, the Claimant whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the Claimant before the end of the initial ninety (90) day period. The notice advising of the denial shall: (a) specify the reason or reasons for denial; (b) refer specifically to the Plan provisions on which the determination was based; (c) describe any additional material or information necessary for the Claimant to perfect the claim (explaining why such material or information is needed); and (d) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review. If it is determined that payment is to be made, any such payment shall be made within ninety (90) days after the date by which notification is required.
Section 9.03 Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:
(a) A Claimant whose Claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days after notification by the Plan Administrator of the denial of a Claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b) The Named Appeals Fiduciary shall consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.
(c) The Named Appeals Fiduciary shall render a determination upon the appealed claim, and the determination shall be accompanied by a written statement as to the reasons therefore. The determination shall be provided to the Claimant within sixty (60) days after the Plan Administrator receives the Claimant’s request for review, unless the Named Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim. In such case, the Named Appeals Fiduciary shall notify the Claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the Claimant, the notice shall: (a) provide the reason or reasons for denial; (b) make specific reference to the Plan provision’s on which the determination was based; (c) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the Claimant’s claim for benefits; and (d) state that the Claimant has the right to bring an action under ERISA Section 502(a). If the final determination is that payment shall be made, then any such payment shall be made within ninety (90) days after the date by which notification of the final determination is required.
Section 9.04 Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Committee, or, if no such person or persons be named, then the Committee shall be the Named Appeals Fiduciary. Named Appeals Fiduciaries, named as such by the Committee, may at any time be removed by the Committee. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

ARTICLE X
MISCELLANEOUS
Section 10.01 Non-Alienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, contingently or otherwise, under this Plan.
Section 10.02 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator, as follows: Chief Human Resources Officer, Mallinckrodt Pharmaceuticals, 675 McDonnell Boulevard, Hazelwood, MO 63042, with a copy to the Company’s general counsel, as follows: General Counsel, Mallinckrodt Pharmaceuticals, 1425 US-206, Bedminster, NJ 07921.
Section 10.03 Successors. Any successor to the Company shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.
Section 10.04 Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other benefits under any of the Company’s then-current severance pay policies or plans for a termination that is covered by this Plan.
Section 10.05 No Mitigation. Except as otherwise provided in Section 4.04, a Participant shall not be required to mitigate the amount of any Severance Benefits provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Company or any Subsidiary as an Employee, in which case Severance Benefits shall cease on the date of the Participant’s re-employment.
Section 10.06 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company or any Subsidiary, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 10.07 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
Section 10.08 Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section 10.09 Headings, Captions and Titles. The titles of the Articles and Sections and the headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan or considered in any respect to affect or modify its provisions, and shall not be employed in the construction of the Plan. Such words in this Plan as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this instrument as a whole and not merely to the subdivision in which said words appear.
Section 10.10 Gender and Number. Where the context admits: words in any gender shall include any other gender and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
Section 10.11 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.

Section 10.12 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.
Section 10.13 Lost Payees. A Severance Benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom Severance Benefits are due. Such Severance Benefits may be reinstated if application is made by the Participant for the forfeited Severance Benefits while this Plan is in operation.
Section 10.14 Controlling Law. This Plan shall be construed and enforced according to the laws of the State of Missouri to the extent not superseded by federal law, which shall otherwise control.

Appendix
SEVERANCE MULTIPLIER AND ANNUAL BONUS SEVERANCE PAYMENT SCHEDULE

Severance Multiplier Schedule

President and Chief Executive Officer	24 months
Executive Vice Presidents	18 months
Any other Eligible Employees (Titles of Senior Vice President and Vice President)	12 months

Annual Bonus Severance Payment Schedule

President and Chief Executive Officer	2x Average Annual Bonus
Executive Vice Presidents	1.5x Average Annual Bonus
Any other Eligible Employees (Titles of Senior Vice President and Vice President)	1x Average Annual Bonus
A-1